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                                                                    EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY

     FOR ADDITIONAL INFORMATION CONTACT: RICHARD G. JOHNSON, CHIEF FINANCIAL OFFICER, OR RICHARD C. ROSENZWEIG, GENERAL COUNSEL -- (201) 329-7300

               PHIBRO ANIMAL HEALTH CORPORATION AND PAHC HOLDINGS
           CORPORATION ANNOUNCE RECEIPT OF REQUISITE CONSENTS AND SET
                             PRICE FOR TENDER OFFER

         RIDGEFIELD PARK, NEW JERSEY, JULY 17, 2006 -- Phibro Animal Health Corporation ("PAHC") and PAHC Holdings Corporation ("Holdings"), its parent, announced today that in connection with the previously announced tender offers by them for any and all 13% Senior Secured Notes due 2007 issued by PAHC and Philipp Brothers Netherlands III B.V. ("13% Notes"), 9-7/8% Senior Subordinated Notes due 2008 issued by PAHC ("9-7/8% Notes") and 15% Senior Secured Notes due 2010 issued by Holdings ("15% Notes") (collectively, the "Existing Notes"), as well as related solicitations of consents to amend the indentures governing the Existing Notes, PAHC and Holdings have been advised that, as of 5:00 p.m. New York City time on July 14, 2006, holders of a majority in aggregate principal amount of each of the 13% Notes, 9-7/8% Notes and 15% Notes had validly tendered and not withdrawn their notes and had provided their consents to effect the proposed amendments to these indentures.

         Based upon receipt of the requisite consents and in order to effect the proposed amendments to the related indentures, PAHC, Philipp Brothers Netherlands III B.V. and Holdings will promptly execute and deliver supplemental indentures to the respective indentures which will eliminate substantially all of the restrictive covenants and certain events of default and amend certain other provisions contained in the indentures. The supplemental indentures reflecting the proposed amendments to the indentures will not, however, become operative unless and until each of PAHC and Holdings accept the Existing Notes for purchase pursuant to the respective tender offers. Notes may be tendered pursuant to the tender offers until 11:59 p.m., New York City time, on July 28, 2006.

         PAHC also announced the total consideration for 13% Notes validly tendered in the tender offer. The total consideration will be $1,034.75 for each $1,000.00 principal amount of 13% Notes purchased pursuant to the tender offer, plus accrued and unpaid interest up to, but not including, the date of payment. The total consideration includes a consent payment of $10.00 per $1,000.00 principal amount of 13% Notes. The total consideration for each $1,000.00 principal amount of 13% Notes validly tendered and accepted for purchase was determined, based upon an expected payment date of July 31, 2006, by reference to the bid-side yield (as reported by Bloomberg U.S. Government Pricing Page "BBT3" at 2:00 p.m., New York City time, on July 14, 2006) of the 2.875% U.S. Treasury Note due November 30, 2006. The detailed methodology for calculating the total consideration for the 13% Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated June 30, 2006. Holders of the 13% Notes who have validly tendered and not withdrawn their Notes pursuant to the tender offer at or prior to 5:00 p.m., New York City time, on July 14, 2006 will be eligible to


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receive the total consideration (including the consent payment). Holders who validly tender their 13% Notes after such time will not be eligible to receive the consent payment.

         PAHC and Holdings have retained UBS Securities LLC to act as Dealer Manager in connection with the tender offers and consent solicitations. Questions about the tender offers and consent solicitations may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll free). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents, and assistance relating to the procedures for delivering Existing Notes and consents may be obtained by contacting MacKenzie Partners, Inc., the Information Agent and Depositary, at
(212) 929-5500 (collect) or (800) 322-2885 (toll free).

         This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Existing Notes should tender their securities pursuant to the tender offers. The tender offers and consent solicitations are made only by the Offer to Purchase and Consent Solicitation Statement dated June 30, 2006.

COMPANY DESCRIPTION

         PAHC is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which it sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy animals. PAHC is also a specialty chemicals manufacturer and marketer.

FORWARD-LOOKING STATEMENTS

         This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our substantial leverage and potential inability to service our debt; our dependence on distributions from our subsidiaries; an expansion of the regulatory restrictions on the use of medicated feed additives in food-producing animals could result in a decrease in our sales; our dependence on suppliers having current regulatory approvals and the challenges of replacing any such suppliers; competition in each of our markets; a material portion of our sales and gross profits are generated by medicated feed additives; risks associated with our international operations and significant foreign assets; our dependence on our Brazilian and Israeli operations; our operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations; extensive regulation by numerous government authorities in the United States and other countries; a substantial amount of outstanding shares of our voting capital stock is owned by a single stockholder; our raw materials are subject to price fluctuations; our reliance on the continued operation of our manufacturing facilities and intellectual property;


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outbreaks of animal diseases could significantly reduce demand for our products;
the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; and our dependence on key personnel.


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